Exhibit 99.1

Pharmasset, Inc. 303-A College Road East Princeton, NJ 08540 U.S.A. Phone: (609) 613-4100 Fax: (609) 613-4150 www.pharmasset.com Nasdaq: VRUS

Pharmasset Reports Fiscal Year End 2009 Financial Results

PRINCETON, NJ – (November 25, 2009) – Pharmasset, Inc. (Nasdaq: VRUS), a clinical stage pharmaceutical company committed to discovering, developing and commercializing novel drugs to treat viral infections, reported financial results for the fiscal year ended September 30, 2009. At September 30, 2009 Pharmasset held $58.4 million in cash, cash equivalents and short term investments.

Pipeline Update and 2009 Highlights

RG7128

Phase 2b Trial

In late November 2009, an independent Data Monitoring Committee (DMC) reviewed the safety and efficacy data from the first approximately 100 patients in cohort 1 and concluded that based on these data the remaining approximately 300 patients can be safely enrolled in the phase 2b study. The DMC reviewed any potential drug discontinuations, incidence and details of adverse events, and selected laboratory assessments. No safety events in the DMC review were considered significantly different from those expected from HCV patients taking peginterferon and ribavirin treatment. The DMC did not recommend modification of dose or duration of any RG7128 dosing regimens. Enrollment of these patients pre-screened for this cohort in the fourth quarter of 2009 has begun and is expected to be complete by the end of the first quarter of 2010.

This phase 2b trial is anticipated to enroll approximately 400 treatment-naive, genotype-1 or genotype-4 HCV-infected patients. The five arm trial, initiated in April 2009, is evaluating the dose and duration of RG7128 in combination with peginterferon plus ribavirin. The primary efficacy endpoint of the trial is the proportion of patients that achieve a sustained virologic response (SVR).

In the first quarter 2010, Roche plans to initiate longer duration, phase 2b studies with RG7128 in combination with peginterferon and ribavirin. An additional study in patients infected with HCV genotypes 2 and 3 is being planned to initiate later in 2010.

INFORM-1 Trial

In November 2008, Roche initiated the INFORM-1 trial, a ground-breaking study to investigate the activity of a combination of two oral antiviral molecules in the absence of interferon and ribavirin. The study investigated the combination of Pharmasset’s RG7128 with InterMune’s RG7227, an HCV protease inhibitor.

In April 2009, Pharmasset, Roche and InterMune reported interim results from this study at the European Association for the Study of the Liver (EASL) in Copenhagen, Denmark. These interim results demonstrated for the first time that the combination of an oral protease inhibitor and an oral nucleoside polymerase inhibitor resulted in significant HCV viral load reduction in patients with HCV over 13 days of dosing of the combination of RG7227 and RG7128 (without peginterferon or ribavirin). No treatment-related serious adverse events, no dose reductions and no discontinuations were reported during the study. Pharmacokinetic analysis confirmed that there were no drug-drug interactions between the compounds.

Roche expects to initiate a Phase 2 program of multiple INFORM studies during the first calendar quarter of 2010. Roche expects these INFORM-2 studies to investigate rapid virologic response (RVR) achieved by twice-daily dosing of RG7128 and RG7227 alone, in combination with peginterferon, in combination with ribavirin, or in combination with both peginterferon and ribavirin. Roche expects to initiate longer term studies evaluating SVR during the first half of 2010.

PSI-7851

PSI-7851 is a pro-drug of a pyrimidine nucleotide analog polymerase inhibitor and is currently in development for the treatment of chronic HCV infection. During March 2009, we initiated a Phase 1 study for PSI-7851. A single ascending dose study was conducted that assessed the safety, tolerability and pharmacokinetics of PSI-7851 in healthy subjects at doses ranging from 25mg to 800mg. PSI-7851 was found to be generally safe and well tolerated and, therefore, was advanced into a multiple ascending dose trial.

In June 2009, we initiated a phase 1 multiple ascending dose (MAD) study in HCV-infected patients. Subjects were enrolled at two U.S. centers and randomized to PSI-7851 (8 per cohort) or placebo (2 per cohort). Final results from the MAD study were presented in a late breaker poster at AASLD on November 2, 2009. In the MAD study, PSI-7851 was generally safe and well tolerated across all cohorts with no discontinuations, no serious adverse events, and no dose-related trends in adverse events or laboratory abnormalities. Further, PSI-7851 demonstrated dose-dependent potent antiviral activity with a maximum mean HCV RNA decrease of 1.95 log10 IU/mL in patients receiving 50mg QD, 100mg QD, 200mg QD and 400mg QD administered for 3 days.

PSI-938 and PSI-879

During 2009, we nominated two development candidates from our purine nucleotide analog polymerase inhibitor program for the treatment of chronic HCV. In June 2009, we nominated PSI-938 for further pre-clinical development required for an application with the FDA or equivalent foreign regulatory agency to begin clinical studies. Our plan is to submit an IND, or its foreign equivalent, during the first calendar quarter of 2010.

In September 2009, we nominated a second purine nucleotide analog, PSI-879, for pre-clinical development. PSI-879 differs from PSI-938 in the prodrug technology that it employs. We anticipate filing an IND, or its foreign equivalent, for PSI-879 in the fourth quarter of 2010.

Termination of Clevudine Registration Trials

On April 20, 2009, following consultations with our independent Data Safety Monitoring Board and the FDA, we voluntarily terminated our phase 3 studies of clevudine after we became aware of a number of spontaneous Serious Adverse Event reports and Events of Special Interest in patients receiving clevudine as prescribed therapy for HBV in South Korea, where the drug is marketed by Bukwang under the trade name Levovir, and in Hong Kong, where clinical studies were being conducted under the sponsorship of Bukwang. Given the number and severity of cases observed in South Korea and Hong Kong, we determined it was in the best interest of patients to voluntarily terminate our registration studies. All patients have now completed the follow-up period and we anticipate concluding activities by the end of the quarter ending December 31, 2009.

“Pharmasset has had a tremendous year on all fronts,” said Schaefer Price, Pharmasset’s President and CEO. “In collaboration with Roche, we are advancing our first in class nucleoside analog, RG7128, through a phase 2b trial and also exploring the paradigm-changing model of an all oral (interferon sparing) regimen for HCV. We reported best in class results with our second generation nucleotide analog inhibitor, PSI-7851 and anticipate starting phase 2a trials in the first quarter 2010. We believe nucleosides/tides will have an advantage in the marketplace when used with the current standard of care, due to their high RVR rates, pan-genotype activity and high barrier to resistance. In the future, as we move towards oral combinations, we believe our nucleoside/tides have the potential to be used in combination with one another and with other classes of direct acting antivirals.”

Financial Results

For the fiscal year ended September 30, 2009 Pharmasset reported revenues of $13.3 million, compared with revenues of $1.9 million for the fiscal year 2008. The receipt of a $10.0 million milestone from Roche for the initiation of the phase 2b study with RG7128 led to higher reported revenues in the fiscal year 2009.

Total costs and expenses for the fiscal year ended September 30, 2009 were $65.9 million, of which $26.7 million was associated with clevudine. This compares to $56.3 million for the same period in 2008, of which $26.5 million was related to clevudine. The increased operating expenses for fiscal year 2009 were primarily the result of an increase in preclinical and clinical trial expenses for PSI-7851 for the treatment of chronic HCV infection.

Pharmasset reported a net loss attributable to common stockholders of $55.6 million, or $2.10 per share, as compared to a net loss attributable to common stockholders of $54.7 million, or $2.51 per share for the same period in 2008.

Calendar Year 2010 Anticipated Milestones

•	Roche anticipates completion of enrollment for Cohort 2 in the RG7128 phase 2b trial by the end of first quarter of 2010

•	We expect to initiate phase 2a trial with PSI-7851 in the first quarter of 2010 with interim data in the third quarter 2010

•	Roche expects to initiate INFORM-2 in first quarter 2010

•	We expect to file an IND for PSI-938 in first quarter of 2010

•	Roche expects to initiate longer duration, phase 2b studies with RG7128 in combination with pegylated interferon and ribavirin in first half of 2010

•	Roche expects to initiate longer duration INFORM studies to investigate SVR in the first half of 2010

•	We expect to initiate phase 1 trial with PSI-938 in first quarter of 2010 with interim data in the third quarter 2010

•	Roche expects to initiate a phase 2 study in genotype 2 and 3 HCV patients with RG7128 in the second half of 2010

•	We expect to file an IND for PSI-879 in fourth quarter of 2010

About Pharmasset

Pharmasset is a clinical-stage pharmaceutical company committed to discovering, developing, and commercializing novel drugs to treat viral infections. Pharmasset’s primary focus is on the development of oral therapeutics for the treatment of hepatitis C virus (HCV) and, secondarily, on the development of Racivir™ for the treatment of human immunodeficiency virus (HIV). Our research and development efforts focus on nucleoside/tide analogs, a class of compounds which act as alternative substrates for the viral polymerase thus inhibiting viral replication. We currently have three clinical-stage product candidates. RG7128, a nucleoside analog for chronic HCV infections, is in a Phase 2b clinical trial in combination with Pegasys® plus Copegus® and is also in INFORM studies, the first series of studies designed to assess the potential of combinations of small molecules without Pegasys® and Copegus® to treat chronic HCV. These clinical studies are being conducted through a strategic collaboration with Roche. Our other clinical stage candidates include PSI-7851, an unpartnered, next generation HCV nucleotide analog, which has completed initial Phase 1 clinical studies that provided supportive safety and efficacy data to initiate a Phase 2a trial in 1Q 2010 and Racivir, for the treatment of HIV, which has completed a Phase 2 clinical trial. We have also recently announced the nomination of two purine nucleotide analogs, PSI-938 and PSI-879, for preclinical development.

Pegasys® and Copegus® are registered trademarks of Roche.

Contact

Richard E. T. Smith, Ph.D.

VP, Investor Relations and Corporate Communications

richard.smith@pharmasset.com

Office: +1 (609) 613-4181

Forward-Looking Statements

Pharmasset “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties, including, without limitation, the risk that adverse events could cause the cessation or delay of any of the ongoing or planned clinical trials and/or our development of our product candidates, the risk that the results of previously conducted studies involving our product candidates will not be repeated or observed in ongoing or future studies involving our product candidates, the risk that our collaboration with Roche will not continue or will not be successful and the risk that any one or more of our product candidates will not be successfully developed and commercialized. For a discussion of these risks and uncertainties, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section of our Annual Report on Form 10-K for the fiscal year ended September 30, 2009 filed with the Securities and Exchange Commission entitled “Risk Factors” and discussions of potential risks and uncertainties in our subsequent filings with the Securities and Exchange Commission.

PHARMASSET, INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE NET LOSS

(in thousands, expect share and per share amounts)

	Years Ended September 30,
	2009	2008	2007
Revenues	$13,293	$1,857	$22,009

COSTS AND EXPENSES:
Research and development	52,552	42,996	20,319
General and administrative	13,365	13,289	9,211

Total costs and expenses	65,917	56,285	29,530

Operating loss	(52,624)	(54,428)	(7,521)
Investment income	221	1,986	2,471
Interest expense	(3,190)	(2,216)	(15)

Loss before income taxes	(55,593)	(54,658)	(5,065)
Provision for income taxes	—	—	—

Net loss	(55,593)	(54,658)	(5,065)
Redeemable preferred stock accretion	—	—	1,776

Net loss attributable to common stockholders	$(55,593)	$(54,658)	$(6,841)

COMPREHENSIVE NET LOSS:
Net loss	$(55,593)	$(54,658)	$(5,065)
Unrealized gain (loss) on available-for-sale investments	—	(7)	2

Comprehensive net loss	$(55,593)	$(54,665)	$(5,063)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS PER SHARE:
Basic	$(2.10)	$(2.51)	$(0.46)
Diluted	$(2.10)	$(2.51)	$(0.46)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	26,479,532	21,808,283	14,990,472
Diluted	26,479,532	21,808,283	14,990,472

PHARMASSET, INC.

BALANCE SHEETS

(in thousands, except par value, share and per share amounts)

	As of September 30,
	2009	2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$58,408	$63,073
Short-term investments	—	497
Amounts due from collaboration partner	369	1,170
Prepaid expenses and other assets	1,656	1,008

Total current assets	60,433	65,748

EQUIPMENT AND LEASEHOLD IMPROVEMENTS:
Equipment	3,613	3,362
Leasehold improvements	1,837	1,837

	5,450	5,199
Less accumulated depreciation and amortization	(3,419)	(2,432)

Total equipment and leasehold improvements, net	2,031	2,767
Restricted cash	100	—
Other assets	172	467

Total	$62,736	$68,982

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$7,513	$2,652
Current portion of capital lease obligation	—	42
Accounts payable	2,533	2,466
Accrued expenses	7,675	6,182
Deferred rent	80	124
Deferred revenue	985	1,857

Total current liabilities	18,786	13,323

Deferred rent	—	80
Deferred revenue	2,956	3,869
Long-term debt, net	12,096	16,523

Total liabilities	33,838	33,795

Commitments and contingencies
STOCKHOLDERS’ EQUITY:
Common stock, $0.001 par value, 100,000,000 shares authorized, 28,268,004 and 23,340,498 shares issued and outstanding at September 30, 2009, and September 30, 2008, respectively	28	23
Warrants to purchase 127,248 and 116,183 shares of common stock for $12.05 per share as of September 30, 2009 and 2008, respectively	1,230	1,140
Additional paid-in capital	195,025	145,819
Accumulated other comprehensive (loss) income	—	(3)
Accumulated deficit	(167,385)	(111,792)

Total stockholders’ equity	28,898	35,187

Total	$62,736	$68,982